Exhibit 10.10

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of July 1, 2004 (“Security Agreement”), by CAMBRIDGE DISPLAY TECHNOLOGY LIMITED, a United Kingdom corporation and CDT OXFORD LIMITED, a United Kingdom corporation (collectively, or individually, as applicable, “Grantor”), in favor of IPIFS GUARANTEE CORP., a Delaware corporation (“Secured Party”).

RECITALS

WHEREAS, pursuant to a certain Credit Agreement dated as of the date hereof by and among Grantor and Lloyds TSB Bank plc (“Lender”) (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”), Lender has agreed to make certain advances of money and to extend certain financial accommodations to Grantor in the amounts and manner set forth in the Credit Agreement (collectively, the “Loans”);

WHEREAS, a condition to the obligation of the Lender to make the Loans to Grantor is that the Secured Party and the Lender enter into a Letter of Understanding of even date herewith (such agreement, as amended, modified, supplemented or restated from time to time being referred to as the “Letter of Understanding”). Simultaneously herewith the Secured Party is executing and delivered the Letter of Understanding to the Lender; and

WHEREAS, the Secured Party is unwilling to enter into the Letter of Understanding unless Grantor executes and delivers (a) this Security Agreement and (b) the Reimbursement Agreement of even date herewith (such agreement, as amended, modified, supplemented or restated from time to time, being referred to as the “Reimbursement Agreement”), pursuant to which Grantor agrees to reimburse the Secured Party for any payments made by the Secured Party to Lender under (i) the Letter of Understanding or (ii) the L/C Reimbursement Agreement of even date herewith by the Secured Party in favor of Principal Financial Services, Inc.

AGREEMENT

NOW, THEREFORE, in order to induce Secured Party to enter into the Reimbursement Agreement and the Security Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees with the Secured Party for its benefit, as follows:

1. DEFINED TERMS. When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

1.1 “Accounts” shall have the meaning assigned to such term in Section 3.2 of this Security Agreement.

1.2 “Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.

1.3 “Collateral Realization” means (a) the sale, transfer, assignment or other disposition by the Secured Party of any Patent, Patent License, Copyright, Copyright License, Trademark, Trademark License or other License comprising a portion of the Collateral, or (b) the Secured Party taking and retaining possession of any Patent, Patent License, Copyright, Copyright License, Trademark, Trademark License or other License comprising a portion of the Collateral, in each case, following exercise by the Secured Party of its remedies hereunder.

1.4 “Copyrights” means all of the following in which Grantor now holds or hereafter acquires any right, title or interest: (a) all copyrights, whether registered or unregistered, held or existing pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions of any copyright; (d) any registrations to be issued in any pending applications; (e) any prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) any embodiments of a work that are useful or necessary for the manufacture or production of a copyrighted work including, without limitation, molds, master tapes, film reels, CDs, DVDs, disks or other magnetic or electronic media; (g) any income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (h) any rights to sue for past, present and future infringements of any copyright; and (i) any other rights corresponding to any of the foregoing rights throughout the world.

1.5 “Copyright License” means any written agreement, in which Grantor now holds or hereafter acquires any right, title or interest, which agreement grants any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party, a sublicense to use a copyright, a distribution agreement regarding copyrighted works and the right to prepare for sale, sell or advertise for sale, all of the inventory now or hereafter owned by Grantor and now or hereafter covered by such license agreements.

1.6 “Event of Default” has the meaning provided in the Reimbursement Agreement.

1.7 “License” means any Copyright License, Patent License, Trademark License or other license of intellectual property rights or interests to which Grantor is or shall become a party.

1.8 “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

1.9 “Litigation” means any suits, actions, proceedings (administrative, judicial or in arbitration, mediation or alternative dispute resolution), claims or counterclaims for infringement, misappropriation, or other violation of any of the Copyrights, Patents, Trademarks and/or Licenses.

1.10 “Patents” means all of the following in which Grantor now holds or hereafter acquires any right, title or interest: (a) all United States or foreign patents (including, without limitation, utility, design and plant patents), all registrations and recordings thereof and all applications for United States or foreign patents, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations in part or extensions of any patent; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) all means of manufacturing patented products, including, without limitation, trade secrets, formulas, customer lists, manufacturing processes, mask works, molds and prototypes, (f) any income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (g) any rights to sue for past, present and future infringements of any patent.

1.11 “Patent License” means any written agreement (other than any joint development agreement), in which Grantor now holds or hereafter acquires any right, title or interest, which agreement grants any right with respect to any Patent (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a patent owned by a third party, a sublicense to use a patent, a distribution agreement regarding one or more patented products or processes and the right to prepare for sale, sell or advertise for sale, all of the inventory now or hereafter owned by Grantor and now or hereafter covered by such license agreements.

1.12 “Secured Obligations” means (a) all obligations and liabilities of the Grantor under the Reimbursement Agreement; (b) the obligation of Grantor to pay any fees, costs and expenses of the Secured Party under Section 6.2 hereof; and (c) all other indebtedness, liabilities and obligations of Grantor to Secured Party, whether now existing or hereafter incurred, and whether created under, arising out of or in connection with any written agreement or otherwise.

1.13 “Trademarks” means any of the following in which Grantor now holds or hereafter acquires any right, title or interest: (a) any United States or foreign trademarks, trade names, corporate names, company names, business names, trade styles, trade dress, service marks, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the “Marks”); (b) any reissues, extensions or renewals of any Marks, (c) the goodwill of the business symbolized by or associated with the Marks, (d) all means of manufacturing goods or offering services covered by the Marks, including, without limitation, trade secrets, formulas, customer lists, manufacturing processes, molds, designs, plans and prototypes, (e) any income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, payments under all licenses entered into in connection with the Marks and damages, claims, payments and recoveries for past, present or future infringement and (f) any rights to sue for past, present and future infringements of the Marks.

1.14 “Trademark License” means any written agreement, in which Grantor now holds or hereafter acquires any right, title or interest, which agreement grants any right in and to any Trademark (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a trademark owned by a third party, a sublicense to use a trademark, a distribution agreement relating to goods or services covered by one or more trademarks and the right to prepare for sale, sell or advertise for sale, all of the inventory now or hereafter owned by Grantor and now or hereafter covered by such license agreements.

1.15 “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of North Carolina; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.16 In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account Debtor” and “Proceeds”. Each of the foregoing defined terms shall include all of such items now owned or existing, or hereafter arising or acquired by Grantor.

1.17 All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Reimbursement Agreement.

2. GRANT OF SECURITY INTEREST. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce Secured Party to enter into the Letter of Understanding, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest, if any, in, to and under the following, whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Collateral”):

2.1 All Copyrights, Patents, Trademarks including, without limitation, the Copyrights, Patents and Trademarks listed in Schedule A, all Licenses including, without limitation, the Licenses listed in Schedule B and any presently pending Litigation relating to Patents or Patent Licenses including, without limitation, the Litigation listed in Schedule C; and

2.2 To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

2.3 The accounts listed in Schedule I and all monies and other property deposited in such accounts.

3. RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

3.1 Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that prior to the Collateral Realization relating to such License, it shall remain liable under each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such License. Nothing contained in this Security Agreement shall be deemed to impose on the Secured Party any obligation or liability under any License by reason of or arising out of this Security Agreement or the granting to Secured Party of a Lien therein or the receipt by Secured Party of any payment relating to any License pursuant hereto, or to require or obligate Secured Party in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Grantor agrees that any rights granted under this Security Agreement to the Secured Party with respect to all of the Collateral shall be worldwide and without any liability for royalties or other related charges from the Secured Party to Grantor.

3.2 Secured Party authorizes Grantor to collect its accounts and accounts receivable related to the sale, license, settlement, judgment or other disposition of, or otherwise arising from, any of the Collateral (collectively, the “Accounts”), provided that such collection is performed in a prudent and businesslike manner, and Secured Party may, upon the occurrence and during the continuation of any Event of Default and with prior written notice to Grantor, limit or terminate said authority at any time. Upon the occurrence and during the continuance of any Event of Default, at the request of Secured Party, Grantor shall, to the extent available to or possessed by Grantor, deliver all originals or other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

3.3 Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default, with prior written notice to Grantor of its intention to do so, notify any Account Debtors of Grantor or any parties to the Licenses of Grantor that the Accounts and the right, title and interest of Grantor in and under such Licenses have been assigned to Secured Party and that payments shall be made directly to Secured Party. Upon the request of Secured Party at any time after the occurrence and during the continuance of an Event of Default, Grantor shall so notify such Account Debtors and parties to such Licenses. Upon the occurrence and during the continuance of any Event of Default and upon prior written notice to Grantor, Secured Party may, in its name or in the name of others, communicate with such Account Debtors and parties to such Licenses to verify with such parties, to Secured Party’s satisfaction, the existence, amount and terms of any such Accounts or Licenses.

4. REPRESENTATIONS AND WARRANTIES. Grantor hereby represents and warrants to Secured Party that:

4.1 Except for the security interest granted to Secured Party under this Security Agreement, and except as set forth on Schedule F attached hereto, each of which is owned by the Grantor set forth thereon and one or more third parties, Grantor is the sole legal and equitable owner of all right, title and interest in and to each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all Liens (other than the rights of each licensor or licensee party to any License), and will continue to be the sole legal and equitable owner of all right, title and interest in and to each item of the Collateral so long as the Copyrights, Patents, Trademarks and Licenses shall continue in force. For greater certainty, Grantor shall not be deemed to have breached any provision of this Section 4.1 solely by virtue of being a non-exclusive licensee under any License.

4.2 No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists. Grantor has made no previous assignment, transfer or agreements in violation hereof or constituting a present or future assignment, transfer or encumbrance on any of the Collateral.

4.3 This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights. Upon the filing of appropriate financing statements in the UCC filing office for the District of Columbia, and, where applicable, the filing of a copy of this Security Agreement with the Trademark division of the United States Patent and Trademark Office, a conditional assignment with the Patent division of the United States Patent and Trademark Office, and the filing of a copy of this Security Agreement with the United States Copyright Office, Secured Party will have a fully perfected first priority security interest (under the laws of the United States) in all of the Collateral in which Grantor now has rights. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which Grantor later acquires rights of the type which can be perfected by the following, when Grantor acquires those rights and additional filings as required are made with the United States Copyright Office, Patent and Trademark Office and/or other offices as are necessary to perfect Secured Party’s security interest in subsequent ownership rights and interests of Grantor in the Collateral.

4.4 So long as any Secured Obligations remain outstanding, the commitment of the Lender to extend credit has not been terminated or any Loan remains outstanding, Grantor will not execute, and there will not be on file in any public office, any effective financing statement or other document or instrument covering the Collateral.

4.5 On the date hereof, Grantor’s chief executive office, principal place of business and the place where Grantor maintains its records concerning the Collateral are located at the address set forth on the signature page hereof on the date hereof, and Grantor’s corporate name, type of organization, jurisdiction of organization, and corporate identification number set forth on the signature page hereof on the date hereof are all true and correct.

4.6 Grantor has the full right and power to grant the security interest in the Collateral made hereby.

4.7 No information furnished to the Secured Party concerning the Collateral and proceeds thereof, for the purpose of inducing Secured Party to enter into the Letter of Understanding and the transaction contemplated thereby, contains (or will contain at the time the information is furnished) any material misstatement of fact or omits (or will omit at the time the information is furnished) to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.8 Except as set forth on Schedule F, to the best of Grantor’s knowledge and belief, no infringement, breach or unauthorized use presently is being made of any of the Collateral which has or may reasonably be expected to have, alone or in the aggregate, a material adverse effect on the value or use of such Collateral. The Grantor has advised the Secured Party of the existence of all material restrictions on the use of the Collateral, provided that Grantor shall be deemed to have advised Secured Party of each restriction contained in each License provided to the Secured Party by Grantor.

4.9 Except as set forth on Schedule F, to the best of Grantor’s knowledge and belief (i) except for this Security Agreement and as expressly set forth in each License, there are no obligations to, covenants to or restrictions from third parties affecting Grantor’s use, disclosure, enforcement, transfer or licensing of the Collateral; (ii) all Collateral that is owned by Grantor is valid and enforceable; (iii) Grantor has the right to use all Collateral that is necessary or desirable for the operation of Grantor as presently conducted and as proposed by Grantor to be conducted; (iv) Grantor has taken all actions deemed necessary by Grantor, in the exercise of its good business judgment to maintain and protect all Collateral; (v) no loss of such Collateral is pending, reasonably foreseeable or threatened; (vi) except as set forth on Schedule C hereof, there is no claim pending or currently threatened by or against Grantor asserting the invalidity, misuse or unenforceability of any item of Collateral or challenging Grantor’s right to use or ownership of any item of Collateral, and there are no grounds for any such claim or challenge; (vii) except as set forth on Schedule C there is not any actual or threatened infringement, misappropriation, breach or other violation of any Collateral, and there are no facts raising a likelihood of infringement, misappropriation, breach or other violation; (viii) except for the grant of a security interest to the Secured Party under this Security Agreement, the consummation of the transactions contemplated by this Security Agreement, the Reimbursement Agreement and the Credit Agreement will not alter, impair or extinguish any rights of Grantor in the Collateral; (ix) except as set forth on Schedule C Grantor has not infringed, misappropriated or otherwise violated, and Grantor does not infringe, misappropriate, or otherwise violate any intellectual property or proprietary right of any other person or entity; and (x) except as set forth on Schedule C there is no claim pending or currently threatened against Grantor alleging infringement, misappropriation or other violation of intellectual property; and (xi) the Grantor has not given any warranty or indemnification in connection with any item of Collateral to any third party except for statutory and other warranties given in the ordinary course of business in connection with the sale of goods or services.

5. COVENANTS. Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full (other than contingent indemnity obligations and other contingent reimbursement obligations):

5.1 Disposition of Collateral. Except as set forth on Schedule G, Grantor shall not sell, lease, assign, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so. Except as set forth on Schedule G, Grantor may enter into any agreement, including, without limitation, any license, related to any or all of the Collateral provided that Grantor obtains Secured Party’s prior written consent (such consent not to be unreasonably withheld). If Secured Party does not respond within ten (10) Business Days of receipt of Grantor’s written request for such consent (such request to include a copy of the agreement substantially in the form to be executed), Secured Party’s right to object shall be deemed waived. Notwithstanding the foregoing, Grantor may enter into any license agreement without obtaining Secured Party’s consent if such license agreement contains terms identical to those set forth in Schedule H or no less favorable to Grantor for each and every term set forth in the numbered paragraphs of Schedule H. Grantor also agrees to maintain, to the extent deemed necessary by Grantor in the exercise of good business judgment, the quality of any and all merchandise and/or services in connection with which the Trademarks are used, substantially consistent with or better than the quality of said merchandise and/or services as of the date hereof.

5.2 Relocation of Business or Collateral. Grantor shall not relocate its chief executive office, principal place of business or its records from such address(es) provided to Secured Party pursuant to Section 4(d) above without prior written notice to Secured Party except that Grantor may move its chief executive office, principal place of business or records to 2020 Cambourne Business Park, Cambourne, Cambridge, United Kingdom.

5.3 Limitation on Liens on Collateral. Grantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral. Notwithstanding the foregoing, liens securing purchase money obligations for intellectual property acquired from third parties after the date hereof are permitted, provided that, (i) such liens do not, at any time, encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

5.4 Maintenance of Records. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral (except that this Section 5.4 shall not be applicable to Copyrights reasonably deemed to be immaterial by Grantor).

5.5 Registration and Maintenance of Intellectual Property Rights. Grantor shall (i) diligently prosecute any Patent, Trademark or material Copyright pending as of the date hereof or thereafter in the manner deemed necessary or appropriate in the good faith businesses judgment of Grantor, (ii) promptly make applications for, register or cause to be registered (to the extent not already registered and consistent with good faith business judgment) any material Copyright, any Copyright License, any Patent, any Patent License, any Trademark or any Trademark License, which is (a) set forth in Schedule A or Schedule B or (b) is individually or in the aggregate, material to the conduct of Grantor’s business, with the United States Copyright Office or Patent and Trademark Office, as applicable, including, without limitation, in all such cases the filing and payment of maintenance, registration and/or renewal fees, the filing of applications for renewal, affidavits of use, affidavits of noncontestability, the filing and diligent prosecution of opposition, interference and cancellation proceedings, and promptly responding to all United States Copyright Office or Patent and Trademark Office requests and inquiries. Grantor also agrees to preserve and maintain (consistent with good faith business judgment) all rights in the Collateral (other than Copyrights reasonably determined by Grantor to be immaterial). Any expenses incurred in connection with prosecution, registration and maintenance shall be borne by Grantor. Except to the extent consistent with past practice and consistent with the exercise of Grantor’s good faith business judgment, Grantor further agrees to retain experienced patent attorneys for the filing and prosecution of all such applications and other proceedings. Grantor shall not, without the Secured Party’s prior written consent, abandon any rights in or fail to pay any maintenance or renewal fee for any Patent, Trademark or material Copyright listed in Schedule A or materially breach, terminate, fail to renew or extend, or fail to perform any duties or obligations for any License listed in Schedule B. Grantor further agrees that it will not take any action, or permit any action to be taken by any Person to the extent that such Person is subject to its control, including licensees, or fail to take any action, which would materially impair the validity, priority, perfection or enforcement of the rights granted to the Secured Party under this Security Agreement, and any such action if it shall take place shall be null and void and of no effect whatsoever. If Grantor fails to comply with any of the foregoing provisions of Section 5.5, the Secured Party shall have the right (but shall not be obligated) to do so in Grantor’s name to the extent permitted by law, but at Grantor’s expense, and Grantor hereby agrees to reimburse the Secured Party in full for all expenses, including the fees and disbursements of counsel incurred by the Secured Party in procuring, protecting, defending and maintaining the Collateral. In the event that Grantor shall fail to pay when due any fees required to be paid by it hereunder, or shall fail to comply with any other duty under this Security Agreement, the Secured Party may, but shall not be required to, pay, satisfy, discharge or bond the same for the account of Grantor, and all monies so paid out shall be Secured Obligations of Grantor repayable on demand, together with interest at the rate applicable to the Loan.

5.6 Notification Regarding Changes in Intellectual Property. At the end of each fiscal quarter of Grantor, Grantor shall advise Secured Party of any subsequent right, title or interest of Grantor in or to any Patent, Trademark, License or material Copyright not specified on Schedule A hereto, the provisions of Section 2 above shall automatically apply thereto, and Grantor hereby authorizes and appoints Secured Party as Grantor’s attorney-in-fact solely to the extent necessary to modify or amend such Schedule, as necessary, to reflect any addition or deletion to such ownership rights, and pursuant to Schedule D, to make any additional filings. Grantor hereby authorizes the Secured Party to modify this Security Agreement by amending Schedules A and B to include any future Copyrights, Patents, Trademarks or Licenses that are Collateral under Section 2 above. In addition to any requirements in this Security Agreement for notification, Grantor shall also provide the Secured Party with quarterly reports that identify the status of the Collateral, any new Patents, Trademarks, Licenses and/or material Copyrights, any newly filed applications, the status of any pending applications, the payment of any maintenance or renewal fees, the status of any litigation and any threats of litigation, in each case, solely to the extent relating to the Collateral. Notwithstanding anything to the contrary in this Section 5.6, no representations set forth in Section 4 of this Security Agreement shall apply to any information added to Schedules A and B by the Secured Party or any modifications to such schedules made by Security Party after the effective date of this Security Agreement.

5.7 Defense of Intellectual Property. Grantor shall, to the extent it deems necessary or appropriate in its good faith businesses judgment, (i) protect, defend and maintain the validity and enforceability of all material current and future Patents, Trademarks and material Copyrights, (ii) use its commercially reasonable efforts to detect material infringements of such Copyrights, Patents and Trademarks and promptly advise Secured Party in writing of material infringements detected and (iii) not allow any material Copyrights, Patents or Trademarks to be abandoned, forfeited or dedicated to the public without the written consent of Secured Party. Grantor shall not commence, or cause to be commenced, any action, proceeding, lawsuit, mediation or arbitration relating to the Collateral without the prior written consent of the Secured Party, such consent not to be unreasonably withheld; nor shall Grantor engage in any activity or conduct that could give rise to declaratory judgment jurisdiction. At Grantor’s sole expense, Secured Party shall have the right (but shall not be obligated) to approve (such approval not to be unreasonably withheld)counsel and/or participate in any action, proceeding, lawsuit, mediation or arbitration relating to the Collateral. In addition, except as set forth in Schedule F, any proposed settlement or compromise of any action, proceeding, lawsuit, mediation or arbitration relating to the Collateral must be approved, in writing, by the Secured Party, such approval not to be unreasonably withheld. If Secured Party does not respond within ten (10) Business Days of receipt of Grantor’s written request for any consent or approval required under this Section 5.7, Secured Party’s right to object shall be deemed waived.

5.8 Further Assurances; Pledge of Instruments. At any time and from time to time, upon the written reasonable request of Secured Party, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents (including, without limitation, control agreements) and take such further action as Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, facilitating the filing of UCC-1 Financing Statements in all applicable jurisdictions and this Security Agreement (and any amendment hereto) or any other document that the Secured Party may reasonably deem necessary, including, without limitation, any filing described in Schedule D or any other collateral assignment, (and any amendments thereto) with the United States Copyright Office, Patent and Trademark Office and/or the state or foreign equivalents of these offices, as applicable.

5.9 Right of Inspection and Audit. Upon reasonable notice to Grantor (unless an Event of Default has occurred and is continuing, in which case no notice is necessary), Secured Party shall at not more than three (3) times in any calendar year, be afforded full and free access during normal business hours (or during an Event of Default at any time and any number of times) to all the books, records, correspondence, office, facilities and operations of Grantor, including, without limitation, Grantor’s quality control processes, and Secured Party or any agents or representatives of Secured Party may examine the same, take extracts therefrom and make photocopies thereof, and Grantor agrees to render to Secured Party, at Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

5.10 Continuous Perfection. Grantor shall not change its name, identity, corporate structure, jurisdiction of organization or corporation identification number in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC (or any other then applicable provision of the UCC or any other applicable law) unless Grantor gives Secured Party thirty (30) days prior written notice thereof and takes all action necessary or reasonably requested by Secured Party to amend such financing statement or continuation statement so that it is not seriously misleading.

5.11 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Grantor hereby irrevocably appoints Secured Party (and any of Secured Party’s designated officers or employees) as Grantor’s true and lawful attorney to: (a) send requests for verification of Accounts and Licenses or notify account debtors or licensees of Secured Party’s security interest in the Accounts and Licenses; (b) endorse Grantor’s name on any checks or other forms of payment or security that may come into Secured Party’s possession relating to any Account, License or other Collateral; (c) sign Grantor’s name on any invoice or bill of lading relating to any Account, drafts against account debtors of any Account, schedules and assignments of Accounts and Licenses, verifications of Accounts and Licenses, and notices to account debtors of any Account and licensees of any License, (d) make, settle and adjust all claims under and decisions with respect to Grantor’s policies of insurance relating to any Account, License or other Collateral; (e) settle and adjust disputes and claims respecting the Accounts and Licenses directly with account debtors and licensees, for amounts and upon terms which Secured Party determines to be reasonable; (f) modify, in its sole discretion, any intellectual property security agreement entered into between Grantor and Secured Party without first obtaining Grantor’s approval of or signature to such modification by amending reference to any right, title or interest in any Copyright, Patent, Trademark or License, acquired by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Copyright, Patent, Trademark or License, in which Grantor no longer has or claims any right, title or interest; (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Grantor where permitted by law; (h) endorse Grantor’s name on all applications, documents, papers and instruments, in each case, relating to the Collateral, necessary or desirable for the Secured Party in the use of the Collateral, (i) take any other actions with respect to the Collateral as the Secured Party deems in the best interest of the Secured Party; (j) grant or issue any exclusive or non-exclusive license under the Collateral to anyone or (h) assign, pledge, convey or transfer title in or dispose of the Collateral to anyone, including the Secured Party or a third party to the extent permitted under the UCC (or any other applicable law), free and clear of any encumbrance upon title thereof (other than any encumbrance created by this Security Agreement). The appointment of Secured Party as Grantor’s attorney in fact, and each and every one of Secured Party’s rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully repaid and performed and Secured Party’s obligation to provide advances hereunder is terminated. Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue of this Security Agreement.

6. RIGHTS AND REMEDIES UPON DEFAULT.

6.1 If any Event of Default shall occur and be continuing, Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement and under any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (or any other applicable law). Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event, and during the existence and continuance of an Event of Default, Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Secured Party’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 6.4 hereof, Grantor remaining liable for any deficiency remaining unpaid after such application, and to the extent required by the UCC (or any other applicable law), only after so paying over such net proceeds and after the payment by Secured Party of any other amount required by any provision of law, need Secured Party account for the surplus, if any, to Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of Secured Party. Grantor agrees that Secured Party need not give more than ten (10) days’ notice (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to Grantor at its address set forth on the signature page hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Secured Party is entitled, Grantor also being liable for the reasonable fees of any attorneys employed by Secured Party to collect such deficiency.

6.2 Grantor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorneys’ fees, reasonably incurred in connection with the enforcement of any of its rights and remedies hereunder.

6.3 Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

6.4 The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Secured Party in the following order of priorities:

FIRST, to Secured Party in an amount equal to the then unpaid fees, costs and expenses of Secured Party;

SECOND, to Secured Party in an amount equal to the other unpaid Secured Obligations and

FINALLY, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC (or any other applicable law) or as a court of competent jurisdiction may direct.

7. SECURED PARTY’S RIGHT TO SUE. From and after the occurrence and during continuance of an Event of Default, the Secured Party shall have a right, but shall in no way be obligated, to bring suit for past, present and future damages in its own name and for its own benefit to enforce the Copyrights, Patents, Trademarks and Licenses, and if the Secured Party commence any such suit, Grantor shall, at the request of the Secured Party, do any and all lawful acts and execute any and all proper documents required by the Secured Party in aid of such enforcement.

8. INDEMNITY. Grantor agrees to defend, indemnify and hold harmless Secured Party and its officers, employees, and agents against (a) all obligations, demands, claims and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred or paid by Secured Party as a result of or in any way arising out of or following transactions between Secured Party, Lender and/or Grantor, whether under this Security Agreement, the Letter of Understanding, the Reimbursement Agreement or otherwise (including without limitation, reasonable attorneys’ fees and expenses for one firm of counsel), except for losses arising from or out of Secured Party’s gross negligence or willful misconduct.

9. LIMITATION ON SECURED PARTY’S DUTY IN RESPECT OF COLLATERAL. Secured Party shall deal with the Collateral in the same manner as it deals with similar property for its own account. Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably and no failure of Secured Party to do any act not so requested shall be deemed a failure to act reasonably.

10. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s property and assets and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11. MISCELLANEOUS.

11.1 No Waiver; Cumulative Remedies.

11.1.1 Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

11.1.2 The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law.

Grantor acknowledges and agrees that this Security Agreement is not intended to limit or restrict in any way the rights and remedies of the Secured Party but rather is intended to facilitate the exercise of such rights and remedies. The Secured Party shall have, in addition to all other rights and remedies given it by the terms of the Security Agreement, all rights and remedies allowed by law and the rights and remedies of a secured party under the UCC (or any other applicable law). Recourse to security will not be required at any time.

11.1.3 None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Secured Party.

11.2 Releases.

11.2.1 This Security Agreement is made for collateral purposes only. Subject to Section 11.2.2 below, at such time as the Secured Obligations shall have been paid and performed in full (other than contingent indemnity obligations and other contingent reimbursement obligations), the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations of Secured Party and Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Grantor. At the request and sole expense of Grantor following any such termination Secured Party shall deliver to Grantor all termination statements, releases or other instruments as may be necessary or proper to revest in Grantor (without recourse to or warranty by the Secured Party) full title to the Collateral granted in this Security Agreement, subject to any acceptance or disposition of Collateral which may have been made by the Secured Party pursuant to this Security Agreement.

11.2.2 This Security Agreement and the security interests granted herein shall remain in full force and effect and continue to be effective if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored or returned, the Secured Obligations and the security interests granted herein shall be reinstated and the Secured Obligations shall be deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored or returned. The provisions of this Section 11.2.2 shall survive repayment of all of the Secured Obligations, and the termination of this Security Agreement in any manner

11.3 Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and permitted assigns of Grantor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, any future holder of any of the Secured Obligations and their respective successors and assigns. The Secured Party may, without cost or expense to Grantor, assign to any Eligible

Assignee all or any part of, or any interest (undivided or divided) in, the Secured Party’s rights and benefits under this Security Agreement including, without limitation, the right, title or interest in and to the Collateral. For the purpose of this Section 11.3, the term “Eligible Assignee” shall mean (a) prior to the occurrence of a Default or an Event of Default, any financial institution, financial services company, insurance or reinsurance company, government agency, investment company, institutional investor or pension fund, or (b) after a Default or an Event of Default, any Person. To the extent of any assignment by the Secured Party, the assignee shall have the same rights and benefits against Grantor hereunder as it would have had if such assignee were the Secured Party. Grantor may not assign this Security Agreement without the prior written consent of the Secured Party, which consent may be granted or withheld at the sole discretion of the Secured Party. Grantor’s successors shall include, without limitation, a receiver, trustee or debtor-in-possession of or for Grantor. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to Secured Party hereunder.

11.4 Notices. All notifications and other communications permitted or required under this Agreement shall be in writing. Notices shall be effective upon delivery if delivered to the party entitled to receive the same by hand or two Business Day after deposit with an internationally recognized overnight courier, specifying next day delivery with written verification of receipt, addressed to such party at the address set forth on the signature page hereof.

11.5 Confidentiality; Sharing Information. Secured Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Security Agreement or any Related Document, (e) in connection with the exercise of any remedies hereunder or under any other Related Document or any action or proceeding relating to this Security Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (f) subject to any agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Security Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Grantor and its obligations, (g) with the consent of the Grantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Secured Party or any of its affiliates on a non-confidential basis from a source other than the Grantor.

For the purpose of this Section, “Information” means all information received from the Grantor relating to the Grantor or any of its businesses, other than any such information that is available to Secured Party on a non-confidential basis prior to disclosure by the Grantor, provided that, in the case of information received from the Grantor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.6 Counterparts. This Security Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.7 Severability. If any provision of this Security Agreement is held to be unenforceable under applicable law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Security Agreement shall be deemed valid and enforceable to the fullest extent possible under applicable law.

11.8 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS SECURITY AGREEMENT AND THE SECURED OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE EXCEPT TO THE EXTENT THAT PERFECTION OR THE EFFECT OF PERFECTION OF ANY SECURITY INTEREST IN THE COLLATERAL MAY BE GOVERNED BY THE LAWS OF ANY OTHER JURISDICTION.

11.9 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EACH PARTY HERETO WITH RESPECT TO THIS SECURITY AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, EACH PARTY HERETO ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS SECURITY AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH OF PARTIES HERETO IRREVOCABLY WAIVES (I) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT AND (II) ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

11.10 Advice of Counsel. Grantor represents to the Secured Party that Grantor’s attorneys have reviewed this Security Agreement and that it has discussed this Security Agreement with its attorneys.

11.11 Section and Heading Titles. The section and heading titles are for convenience and reference only and shall not affect in any way the interpretation of any of the provisions of this Security Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED		CDT OXFORD LIMITED

By:	/s/ Stephen Chandler	By:	/s/ Scott S. D. Brown
	Printed Name: Stephen Chandler		Printed Name: Scott S. D. Brown
	Title: General Counsel		Title: Director

ADDRESS OF GRANTOR:	ADDRESS OF GRANTOR

Greenwich House	Greenwich House
Madingley Rise	Madingley Rise
Madingley Road	Madingley Road
Cambridge CB30TX	Cambridge CB30TX
Great Britain	Great Britain

TYPE OF ORGANIZATION: Corporation	TYPE OF ORGANIZATION: Corporation
JURISDICTION: United Kingdom	JURISDICTION: United Kingdom
CORPORATE ID NUMBER: 2672530	CORPORATE ID NUMBER: 4421247

ACCEPTED AND ACKNOWLEDGED BY:
IPIFS GUARANTEE CORP.
By:	/s/ Keith Agisim
Printed Name: Keith Agisim
Title: President

ADDRESS OF IPIFS GUARANTEE CORPORATION:

2221 Edge Lake Drive
Suite 100
Charlotte, NC 28217